Exhibit 10.30

Contract for the Assignment of the Right to Use State-owned Construction Land

Prepared by

Ministry of Land and Resources of the People's Republic of China

State Administration for Industry and Commerce of the People's Republic of China

Contract No.:3302032017A21014

Contract for the Assignment of the Right to Use State-owned Construction Land

Both parties hereto:

Assignor:	Land and Resources Bureau of Ningbo Municipal (County),
Zhejiang Province (autonomous region or municipality directly under the Central Government), People's Republic of China;
Address:	No. 116, 142 Long, Qixiang Road, Haishu District, Ningbo	;
Post code:	315012	;
Tel:	0574-87237626	;
Fax:	0574-87237600	;
Opening Bank:	Gulou Sub-branch of Industrial and Commercial Bank of China (No. 69 Zhong Shan Xi Road, Haishu District, Ningbo)	;
Account No.:	3901110029200025883 (non-tax funds special account of the Finance Bureau in Haishu District, Ningbo)	;
Assignee:	GLOBAL Technology Inc	;
Address:	88 Qiushi Road, Haishu District, Ningbo	;
Post code :	0574-88133818 13567480960(Zhang Lili)	;
Tel :		;
Fax :		;
Opening Bank :		;
Account No.:

Chapter  1 General Principles

Article 1  In accordance with the Property Law of the People's Republic of China, the Contract Law of the People's Republic of China, the Land Administration Law of the People's Republic of China, the Law of the People's Republic of China on Urban Real Estate Administration and other laws, relevant administrative regulations and provisions on land supply policies, both parties conclude this contract on the principles of equality, free will, paid service and good faith.

Article 2  The ownership of the assigned land belongs to the People's Republic of China. The assignor may transfer the right to use state-owned construction land under the legal authorization. The underground resources and objects buried do not fall within the scope of the assignment under the right to use state-owned construction land.

Article 3  The assignee shall have the right to occupy, use, monetize and legally dispose the state-owned construction land acquired according to laws within the time limit for assignment, and shall be entitled to use the land to build buildings, structures and ancillary facilities in accordance with laws.

Chapter 2 Delivery of Assigned Land and Payment of the Assignment Charge

Article 4  The assignment number under this contract shall be Ningbo Wangchun Industrial Park V-03-1 Lot, and the total area of the land shall be twenty four thousand and one hundred square meters (in Upper Case), 24,100 square meters (in Lower Case), of which twenty four thousand and one hundred square meters (in Upper Case), 24,100 square meters (in Lower Case) is for assignment.

The land assigned under this contract is located in Wangchun Industrial Park, Haishu District, east to Yaohuang River, south to the boundary of the lot, west to Kechuang South Road, and north to Shan Hai Road.

The plane boundary of the land assigned under this contract is    /   . See Annex 1 for a plane boundary map of the assigned land.

The vertical boundary of the assigned land under this contract shall be        /           as upper limit,    /    as the lower limit, with a height difference of    /     meter. See Annex 2 for the vertical boundary of the assigned land.

The space scope of the assigned land is the space range enclosed by the vertical plane that is based on the above boundary spots and the height plane between the upper and lower boundaries.

Article 5  The land assigned under this contract is for industrial use (for design and manufacture of optical fiber cable communication equipment).

Article 6  The assignor agrees to deliver the land to the assignee before January 5, 2018, and the assignor agrees that the land shall meet the conditions as prescribed in  paragraph B of this article when the land is delivered:

A. Site levelling shall be                  /                  ;

Surrounding infrastructure shall be                    /                  ;

B. Current land conditions: As is.

Article 7  The term of assignment under the right to use state-owned construction land under this contract shall be fifty (50) year(s), counting from the date of delivery of the land as stipulated in Article 6 hereof.

Article 8  The charge for assignment under the right to use state-owned construction land under this contract shall be RMB thirty two million five hundred and eighty three thousand and two hundred yuan (in Upper Case), 32583200.00 (in Lower Case), or RMB one thousand three hundred and fifty two yuan (in Upper Case) per square meter, RMB 1352.00 per square meters (in Lower Case). The land assignment price does not include the deed tax, the city municipal infrastructure supporting fees and other relevant fees and taxes.

Article 9  The deposit under this contract shall be RMB six million five hundred and sixteen thousand six hundred and forty yuan (in Upper Case), 6516640.00 (in Lower Case), which may be deducted from the land assignment price.

Article 10  The assignee agrees to pay to the assignor the charge for assigning the right to use state-owned construction land in accordance with paragraph A of this article;

A. Full payment of the charge for assigning the right to use state-owned construction land by January 5, 2018;

B. The charge for assigning the right to use state-owned construction land shall be paid to the assignor in accordance with the following time and amount by     /   phase(s).

Phase I RMB     /   yuan (in Upper Case)    /   (in Lower Case) shall be paid prior to ______________.

Phase II RMB   /   yuan (in Upper Case)   /    (in Lower Case) shall be paid prior to ______________.

Phase     /   RMB     /   yuan (in Upper Case)       /   (in Lower Case) shall be paid prior to ______________.

Article 11  The assignee shall, after paying off the entire amount for assigning the land as agreed upon in this contract, apply for the registration of assigning the right to use state-owned construction land by presenting this contract and the payment vouchers and other relevant evidential materials.

Chapter 3 Development, Construction and Utilization of the Land

Article 12  The assignee agrees that the intensity of investment in the development of the land under this contract shall be governed by the provisions of paragraph A of this article:

A. If the land under this contract is used for the construction of an industrial project, the assignee agrees that the total amount of the project investment under this contract shall not be less than RMB three hundred and sixty one million, five hundred thousand yuan (in Upper Case), 361500000.00 (in Lower Case), and the investment scale shall be no less than RMB fifteen thousand yuan (in Upper Case) per square meter, 15000.00 per square meters (in Lower Case).

B. If the land under this contract is used for the construction of non-industrial projects, the assignee undertakes that the total amount of development investment under this contract shall be no less than RMB     /   yuan (in Upper Case),       /    (in Lower Case).

Article 13  Where the assignee builds any new buildings, structures or ancillary facilities within the area under this contract, it shall meet the planning conditions for the assignment of the land as determined by the municipal (county) government administrative department in charge of city planning (see Annex 3). Wherein:

Main building nature: industrial;

The nature of ancillary buildings: subject to planning conditions;

Total building area:         /       square meters;

Building volume ratio: 1.5≤R≤2.3;

Constructional height limit: 30 meters;

Building density: ≤50%;

Greening rate: ≤20%;

Other requirements for land use 1. Construction requirements (including those on underground space) shall be implemented according to planning conditions and relevant documents. 2. The assignee shall take into consideration the status quo of the public ring website in the plot and keep the line unblocked. 3. The assignee and the assignor should sign the Agreement on Investment and Construction of Industrial Land in Ningbo with the Management Committee of Ningbo Wangchun Industrial Park at the same time as the assignment contract signed by such both parties. 4. The land parcel shall be subject to phased administration of warrants. After the land assignment fee is fully collected, the use right for construction land may be registered for the first time, the certificate of the real estate registration right will be issued, which shall indicate the project development and construction period, initial operation period and transfer restriction conditions, etc.; only after the completion of the construction project and the examination and acceptance organized by the land department may the ownership of the building be registered for the first time and the title certificate of the immovable property be exchanged; upon the expiration of the initial operation period of a project, the assignee shall not transfer the ownership of the house or the right to use the land for construction, unless as determined by the industrial land investment agreement organized by the Administration Committee of Ningbo Wangchun Industrial Park.

Article 14  The assignee agrees that the construction of supporting structures for the land under this contract shall be governed by the provisions of paragraph A of this article:

A. The land under this contract shall be used for the construction of industrial projects. In accordance with the planning and design conditions established by the planning department, the occupied area of the assigned land for the internal administrative office and living service facilities of the enterprise shall not exceed         /       % of the assigned land area, i.e. not more than       /       square meters; for ancillary facilities such as office and logistics services, the floor area shall not exceed 10% of the gross floor area. The assignee agrees not to build a complete set of workers' residences, expert buildings, hotels, guest houses and training centers (except for the staff dormitory) within the scope of the assigned land;

B. Where the land under this contract is to be used for the construction of a residential project, the total number of the residential construction units within the assigned land shall not be less than         /       set(s) according to the planning and construction conditions determined by the administrative department of planning and construction. Among them, the number of housing units with a gross floor area of ninety  (90)  square meters or below shall be not less than         /       set(s), and the requirements for the construction of housing units shall be         /      . The proportion of the living space under this contract for a flat area of less than ninety (90)  square meters shall not be less than      /     % of the total floor area for the land development and construction. For the affordable housing, low-rent housing and other government-guaranteed housing that belong to the supporting construction within the land under the contract, the assignee agrees to perform them in the manner set out in sub-clause         /       as below:

1.   Transfer to the government;

2.   Buy-back by the government;

3.   Subject to the relevant provisions of the government on the administration of the construction and sale of affordable housing;

4.   The construction area of guaranteed housing that need to be built in the land hereunder is      /   square meters. The assignee shall apply to the Haishu District housing department for buying back such housing at the average sales price of the commercial housing registered at the time the first pre-sale permit is obtained. The repurchase payment is to be settled before the pre-sale permit is obtained.

Article 15  The assignee agrees to simultaneously construct the following supporting projects within the scope of the land under this contract and transfer them to the relevant departments free of charge after completion:

A.                      /                          ;

B.                       /                          .

Article 16  The assignee agrees that the construction project under this contract shall commence by January 4, 2019 and be completed by January 4, 2021.

According to rules and regulations, the assignee should make a written declaration to the ministry of land and resources ten (10) days before the start and completion of the project. Where the construction is not started or completed within the time limit stipulated in the contract, the reason for delaying the reporting shall be submitted to the ministry of land and resources for examination and approval within thirty (30) days prior to the time limit. Where the assignor agrees to extend the construction, the time for the completion of the project shall be extended accordingly, but the extension period shall not exceed one year. Those that fail to implement the declaration system will be publicized to the public and will be restricted from participating in land acquisition activities for at least one year.

Article 17  When the assignee carries out construction within the land under the contract, the relevant provisions shall govern the connection of the relevant water, gas, sewage and other facilities with the main line outside the land, as well as the interface and the introduction of electricity substation project.

Where the assignee agrees that the various pipelines and wires laid by the government enter, pass or go across the assigned land for the needs of public utilities, but this function of land use should be affected, the government or the public utilities entities shall make reasonable compensation.

Article 18  The assignee shall use the land according to the land use and volume ratio agreed upon in this contract and shall not alter it without authorization. In case of any need to change the purpose of the land specified in this contract during the term of assignment, both parties agree to deal with it in accordance with paragraph A of this article:

A. The assignor withdraws the right to use land for construction by offering compensation;

B. To process the approval procedures for change of land use in accordance with laws, sign an agreement on changing the contract for assigning the right to use state-owned construction land or sign a new contract for assigning the right to use state-owned construction land; the assignee shall, repay the price for assigning the right to the use of state-owned construction land at the difference between the market price appraised for the construction land that is of a new use purpose at the time the above change is approved and the market price appraised for the construction land of the old use purpose, and shall thereby go through the land change registration.

Article 19  The government reserves the right to adjust the planning of the land under this contract during the use term of the land. In case the original planning needs to be modified, the existing buildings on the land shall not be affected, but In case rebuilding, reconstruction or renewal of the building, structure and its ancillary facilities within the use term of the land shall be carried out in accordance with the plan in force at the time,  such plan also governs the application for renewal thereof at the time of expiration.

Article 20  The assignor shall not recover the right to use the state-owned construction land lawfully used by the assignee before the expiration of the use term agreed upon in this contract. Under special circumstances, where the right to use state-owned construction land is withdrawn in advance according to the needs of the public interest, the assignor shall report it for approval in accordance with the legal procedures. The land user shall be compensated according to the value of the buildings, structures and attached facilities on the land, the appraised market price for the right to use the state-owned construction land during the remaining use term and the direct loss as determined by the appraisal.

Chapter 4 Assignment, Lease and Mortgage of the Right to Use State-owned Construction Land

Article 21  After paying the charge for assigning the right to use state-owned construction land according to the stipulations of this contract, and obtaining the state-owned land use certificate, assignee is entitled to transfer, lease or mortgage all or part of the right to use state-owned construction land under this contract. In the case of the initial transfer, the conditions set forth in paragraph B of this article shall be satisfied:

A. Making investment and development in accordance with the provisions of this contract, and completing twenty five (25)% or more of the total investment in development;

B. Making investment and development in accordance with the provisions of this contract, having formed the conditions for the industrial land or other construction land.

Article 22  A contract for the assignment, lease or mortgage of the right to use state-owned construction land may not contravene the provisions of the laws and regulations of the state and the stipulations of this contract.

Article 23  After all or part of the right to use state-owned construction land is assigned, the rights and obligations set forth in this contract and the land registration documents shall be transferred accordingly, and the service life of the right to use state-owned construction land shall be the use term specified in this contract reducing the number of the years in which the assignee has used the land.

The rights and obligations stated in this contract and the land registration documents shall remain with the assignee after all or part of the right to use the state-owned construction land under this contract is leased.

Article 24  Where the right to use state-owned construction land is assigned or mortgaged, both parties to the assignment or mortgage shall apply to the ministry of land and resources administration for land alteration registration by presenting this contract and the corresponding assignment or mortgage contract and the state-owned land use certificate.

Chapter 5 Expiration

Article 25  In the condition that the land user needs to continually use the parcel under this Contract after the service life specified in this Contract has expired, the application for renewal shall be submitted to the assignor no later than one year before the expiration of the term; the assignor shall approve the application except that the parcel under this Contract is to be recovered in accordance with the public interest of the society by the assignor.

When the term of the right to use construction land for dwelling houses expires, it shall be renewed automatically.

If the assignor agrees to renew the Contract, the land user shall transact the compensated land-use formalities, such as assignment, lease and so on, and re-sign the contract for compensated land-use, such as assignment contract, lease contract, then pay the land assignment charge or rent and other compensated land-use fees.

Article 26  In the condition that the application for renewal has not been approved because of the social public interests, the land user should return the state-owned land use certificate, and cancel the registration of the right to use state-owned construction land in accordance with the relevant provisions, then the right to use state-owned construction land shall be taken back by the assignor without compensation. The assignor and the land user agree that the buildings, structures and their ancillary facilities on the parcel under this Contract shall be disposed according to paragraph A of this article:

(A) The assignor shall recover the buildings, structures and their ancillary facilities on the parcel and give the land user corresponding compensation in accordance with the residual value at the time of recovering the buildings, structures and their ancillary facilities on the parcel;

(B) The assignor shall recover the buildings, structures and their ancillary facilities on the parcel without compensation.

Article 27  The land user who fails to apply for renewal in the stipulated time should return the state-owned land use certificate, and cancel the registration of the right to use state-owned construction land in accordance with the relevant provisions, then the right to use state-owned construction land shall be recovered by the assignor without compensation. The buildings, structures and their ancillary facilities on the parcel under this Contract will be recovered by the assignor without compensation, and the land user shall maintain the normal use function of the buildings, structures and their ancillary facilities on the parcel without causing any man-made damage. If the ground buildings, structures and their ancillary facilities lose their normal function, the assignor may request the land user to move or demolish the ground buildings, structures and their ancillary facilities and restore the site formation.

Chapter 6 Force Majeure

Article 28 Neither Party shall be responsible for the nonperformance of part or this entire Contract resulting from force majeure, but each Party shall take all necessary remedial measures to reduce the losses due to force majeure where conditions permit. Force majeure occurring during the delay of performance shall not have an exemption effect.

Article 29 The Party subjected to force majeure shall, within seven (7) days, notify the other Party in writing of the force majeure situation by letter, telegram, facsimile and so on, and within 15 days after the occurrence of the force majeure, submit to the other Party the report and supporting document proving that part or all of this Contract cannot be performed or needs to be deferred.

Chapter 7 Liabilities for Breach of Contract

Article 30  The assignor shall, in accordance with this Contract, pay the assignment charge for the right to use state-owned construction land on time. In the condition that the assignor fails to pay the assignment charge for the right to use state-owned construction land on time, for every day in delay, it shall pay one (1)‰ of the deferred payment to the assignor as liquidated damages for late payment; if the deferring lasts for over sixty (60) days and the assignment charge for the right to use state-owned construction land is still unpaid after the urging from the assignor, the assignor has the right to terminate the Contract, in this case, the assignee has no right to request the return of the deposit, and the assignor may ask the assignee to make compensation.

Article 31  In the condition that the assignee cancels the project construction for its own reasons, or intends to terminate this Contract and request the return of the land, the assignor shall, upon approval of the people's government that has approved the land transfer scheme, respectively, according to the following provisions, refund all or part of the assignment charge (excluding interest) for the state-owned construction land except the deposit stipulated in this Contract; where the use right of state-owned construction land is recovered, the buildings, structures and their ancillary facilities built within the scope of the parcel shall not be compensated for, and the assignor may also require the assignee to remove the buildings, structures and their ancillary facilities that have been built. If, however, the assignor is willing to continue to make use of the buildings, structures and their ancillary facilities built within the scope of the parcel, it shall make certain compensation to the assignee:

A. If the assignee submits the application no less than sixty (60) days prior to the commencement date stipulated in this Contract, the assignor shall refund the assignment charge for the use right of the state-owned construction land which has been paid by the assignee after deducting the deposit;

B. If the assignee submits the application more than one (1) year but less than two (2) years after the commencement date stipulated in this Contract at the same time no less than sixty (60) days prior to two (2) years before the expiration, the assignor shall refund the residual assignment charge for the use right of the state-owned construction land which has been paid after deducting the deposit and idle fee according to relevant provisions.

Article 32  If the assignor causes the land to be idle for more than one (1) year but less than two (2) years, it shall pay the land idle fee in accordance with the law; if the land is idle for two years and the construction has not been started, the assignor shall have the right to recover the right to use the state-owned construction land without compensation.

Article 33  If the assignee fails to commence construction on the date stipulated in this Contract or on the agreed date of extension, for every day in delay, it shall pay one (1)‰ of the assignment charge for the right to use the state-owned construction land to the assignor as liquidated damages, and the assignor shall have the right to require the assignee to continue to perform this Contract.

If the assignee fails to complete construction on the date stipulated in this Contract or on the agreed date of extension, for every day in delay, it shall pay one (1)‰ of the assignment charge for the right to use the state-owned construction land to the assignor as liquidated damages.

Article 34  If the total project investment and investment intensity have not met the standard stipulated in this Contract, the assignor may, according to the proportion of the actual different part to the agreed total investment and investment intensity index, require the assignee to pay liquidated damages equivalent to the same proportion of the assignment charge for the right to use the state-owned construction land, and the assignor shall have the right to require the assignee to continue to perform this Contract.

Article 35  If any index under this Contract such as the parcel volume fraction, construction density and so on is lower than the minimum standard stipulated in this Contract, the assignor may, according to the proportion of the actual different part to the agreed minimum standard, require the assignee to pay liquidated damages equivalent to the same proportion of the assignment charge for the right to use the state-owned construction land, and the assignor shall have the right to require the assignee to continue to perform this Contract; if any index under this Contract such as the parcel volume fraction, construction density and so on is higher than the maximum standard stipulated in this Contract, the assignor may have the right to recover the area more than the maximum standard, at the same time, the assignor may, according to the proportion of the actual difference part to the agreed standard, require the assignee to pay liquidated damages equivalent to the same proportion of the assignment charge for the right to use the state-owned construction land.

Article 36  If the greening rate, the proportion of building area of enterprise internal administrative offices and service facilities of the industrial construction project and so on are higher than the agreed standard, the assignee shall pay to the assignor one (1) ‰ of the assignment charge as liquidated damages, and dismantle the corresponding greening and construction facilities at its own expense.

Article 37  The assignor shall deliver the land on time after the assignee has paid the assignment charge for the right to use the state-owned construction land according to the Contract. If the assignor fails to provide the assigned land on time, the assignor shall, for every day in delay, pay one (1) ‰ of the assignment charge for the right to use the state-owned construction land to the assignee as liquidated damages, and the actual delivery day shall be the initial day of the service life. Where the assignor has postponed the delivery of land for more than sixty (60) days, the assignee shall be entitled to terminate the Contract if the assignor is not able to deliver the land after being urged to do so, and the assignor should double the return of the deposit and refund the remainder of the assignment charge for the right to use the state-owned construction land, at the same time the assignee may request the assignor to make compensation for the losses.

Article 38  If the assignor fails to deliver the land on time or the land delivered fails to meet the land conditions stipulated in this Contract or the assignor unilaterally alters the conditions of use of the land, the assignee shall have the right to require the assignor to perform obligations in accordance with the Contract and compensate for the direct losses caused by the delay. The service life of land shall commence on the date when the land has met the agreed conditions.

Chapter 8 Applicable Law and Dispute Resolution

Article 39  The conclusion, validity, explanation, performance and dispute resolution of this Contract shall be governed by the laws of the People's Republic of China.

Article 40  A dispute arising from the performance of this Contract shall be settled by negotiation between the Parties, if no agreement can be reached through negotiation, the dispute shall be settled in the manner agreed under paragraph B of this article:

A. Submitting the dispute to          /   Arbitration Commission for arbitration;

B. Bringing an action in the people's court according to law.

Chapter 9 Supplementary Provisions

Article 41 The parcel assignment scheme under this Contract has been approved by Ningbo Municipal People's Government, and this Contract shall take effect from the date of the signing of the Parties.

Article 42  The Parties of this Contract shall guarantee the validity and authenticity of the names and communication addresses, telephone and fax numbers, bank accounts, agents and other information; any change in the information of one Party shall be told to the other Party in written form within fifteen (15) days after the date of change, otherwise the corresponding responsibility shall be borne by the Party that has changed the information.

Article 43 This Contract and the attachments have eighteen (18) pages altogether; in case of any inconsistency between different languages, the Chinese version shall prevail.

Article 44 The price, amount, area in this Contract should be represented at the same time in uppercase and lowercase, the uppercase and the lowercase amount should be consistent, in case of any inconsistency between the uppercase amount and the lowercase amount, the uppercase amount shall prevail.

Article 45  The matters not included in this Contract may be agreed by both Parties as a Contract attachment, and shall has the same legal effect with this Contract.

Article 46  This Contract is in duplicate, and each Party holds one copy with the equal legal effect.

Assignor (seal):	Assignee (seal):

Legal representative (Agent):	Legal representative (Agent):

(Signature):	(Signature):

December 29th, 2017

Annex 1

Plane boundary map of the assigned land

Plotting Scale: 1:________________

Annex 2

Vertical boundary of the assigned land

Elevation system adopted: _______________

Plotting Scale: 1:________________

Annex 3

Planning conditions of the assigned land established by the     municipal (county) government administrative department in charge of city planning

September 2017